April 19, 2012

Dr. Carl Kukkonen
Chief Executive Officer
VIASPACE Inc.
131 Bells Ferry Lane
Marietta, Georgia 30066

RE: Resignation from Board of Directors

Dear Dr. Kukkonen,

This letter serves as my resignation from the Board of Directors of VIASPACE Inc. effective April 19, 2012.

I sincerely wish you and the VIASPACE team the very best in the future.

Warmest regards,

/s/ Paul Kim

Paul Kim